Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

SOCIAL LEVERAGE ACQUISITION CORP I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction[1]	Fee rate	Amount of Filing Fee
Fees to Be Paid	$328	0.0000927	$0.03
Fees Previously Paid	$0	0.0000927	$0
Net Fee Due			$0.03

[1]

Solely for purpose of calculating the filing fee, the underlying value of the transaction was calculated as the product of (i) 982,926 shares of W3BCLOUD Holdings Inc., representing all of the issued and outstanding shares of W3BCLOUD Holdings Inc. that will be acquired directly and indirectly, and (ii) one-third of the par value per share of the shares of W3BCLOUD Holdings Inc., because there is no market for such securities and W3BCLOUD Holdings Inc. has an accumulated capital deficit, such product representing the aggregate value of ordinary shares of W3BCLOUD Holdings Inc. to be acquired directly and indirectly by the filing person.